Exhibit 10.11

November 11, 2022

Fred A. Graffam III

4383 West Northwest Hwy

Dallas TX 75220

Dear Fred,

We are in the midst of an incredible transformation of our company and this is an excellent time to join us as we make the investments necessary to transition back to growth!

On behalf of Consolidated Communications, I am pleased to extend an offer of employment to you as Executive Vice President, Chief Financial Officer and Treasurer reporting directly to me. Your anticipated start date will be no later than December 1, 2022. Your compensation package will include base salary, annual cash bonus and equity opportunities, as well as certain other compensation and incentives as described below. Your position will be based out of our Conroe, Texas office, but you will be permitted to work from home from time to time as mutually agreed and expected to travel based on the needs of the business.

Your annual base salary will be $500,000 with an annual short-term incentive (STI) target bonus equal to 100% of your base salary. You will be eligible to receive a pro rata STI bonus for 2022 that will be paid at target. Following your acceptance of this offer and your start date of employment with Consolidated Communications, you will receive one-time new hire cash bonus of $350,000. The new hire cash bonus will be subject to a standard “clawback” feature based on your continued employment, whereby 100% of the after-tax bonus amount will be subject to repayment if your employment is terminated for “cause” or if you resign from Consolidated Communications without “good reason” prior to the first anniversary of your start date (for clarity, in the event that Consolidated Communications terminates your employment for any reason other than for “cause,” no clawback will be required). For purposes of this clawback provision, (i) “cause” and “good reason” shall have the meanings set forth in your Employment Security Agreement (as described below) and (ii) the after-tax portion shall be based on the tax obligation you actually incur.

Following your acceptance of this offer and your start date of employment with Consolidated Communications, you will receive an initial long-term incentive (LTI) equity award with a target value of $1,000,000 (the “Inducement Award”). Your Inducement Award will be split equally between (i) restricted stock awards, which are subject only to time vesting over four years consistent with our company LTIP vesting schedule (which for this grant will commence on December 5, 2022), and (ii) performance stock awards, which vest over a three-year performance period commencing January 1,

2022. The Inducement Award will be governed by restricted stock and performance stock grant agreements to be entered into on your start date.

Beginning with the 2024 equity cycle, you will receive an annual LTI equity award with a target value in subsequent years of employment as determined annually by the Compensation Committee of our Board of Directors. Annual LTI awards are also typically comprised of an approximately equal mix of restricted share awards, which are subject only to time vesting, and performance share awards, which are subject to satisfying certain performance objectives and which also vest over time. The terms of these awards will be governed by our Long-Term Incentive Plan, as Amended and Restated Effective February 21, 2021 (the “Plan”) and standard grant certificates.

Vacation/Time Off

You will be entitled to four weeks (20 days) of paid vacation per calendar year. Vacation accrual begins with the first pay period after your date of hire and accruals are applied weekly. In addition to vacation time, five personal holidays are also granted each year providing you with a total of five weeks of paid time off.

Consolidated Communications also recognizes nine national holidays during the year. Family is a priority at Consolidated Communications so we encourage you to take advantage of opportunities to create lasting memories with your family.

Benefits

Your eligibility to participate in Consolidated Communications' comprehensive benefit program is subject to the terms and conditions of each plan. These programs include medical, dental, life, accidental death and dismemberment, short-term disability, long-term disability and optional life. As a full-time employee, your coverage is effective the first day of the calendar month following your date of hire.

Your eligibility to participate in the 401(k) savings plan also begins immediately upon hire. Consolidated Communications will make matching contributions up to a maximum of six percent (6%) of your eligible compensation contributed to the plan. Plan details will be provided separately.

You will participate in the Company’s executive relocation program and expense reimbursement policy at the senior officer level. This will include reimbursement for temporary housing, travel and relocation expenses, and other out-of-pocket costs associated with your new hire.

It should be emphasized that we are an employment-at-will employer. This means that we, or you, may terminate our employment relationship at any time, for any reason. Notwithstanding the foregoing, the Company will enter into an Employment Security Agreement with you in the form provided to you by the Company within five (5) days following your start date (the “ESA”). The ESA will provide you with certain benefits upon termination, including severance benefits upon termination without cause or for good reason, either before or following a change-in-control transaction. For purposes of Section 3(b)(i)(C) of the ESA, your “primary work site” will be Conroe, Texas and/or your residence, as agreed to by the Chief Executive Officer. Please note that as a named executive officer of Consolidated Communications, this employment offer and the terms of your compensation remain contingent upon the final approval of our Board of Directors.

A critical component of our vision, mission and values is people and the relationships we create. This is represented by “People Make the Difference” and we believe you will make a difference in our ability to grow our business. We feel that you will accelerate and better ensure our success as we bring the promise of fiber based broadband connectivity to the communities we serve.

I am excited about your interest in joining us at Consolidated Communications and feel that you will make a significant contribution to our success in growing the business.

Please acknowledge acceptance of this offer by signing below.

Sincerely,

/s/ Bob Udell
Bob Udell Presidentand Chief Executive Officer

I accept the employment offer, and its terms, contained in this letter. I have received no promises other than those contained in this letter.

Fred
/s/ Fred Graffam	November 18, 2022
Fred Graffam	Date